Exhibit 99

FOR IMMEDIATE RELEASE

March 11, 2009

THE EASTERN COMPANY ANNOUNCES

ENGAGEMENT OF INVESTMENT BANK MORGAN JOSEPH & CO. INC.

Naugatuck, CT–The Eastern Company (AMEX-EML) today announced that it has engaged Morgan Joseph & Co. Inc., a leading Global Investment Bank, as its financial advisor to assist the company in identifying and negotiating potential acquisition targets and to provide general financial advisory services as the company executes its current business plans.

Engaging Morgan Joseph will assist The Eastern Company in its efforts to focus on acquisition opportunities in order to enhance its current core businesses in Security and Industrial Hardware products especially where the Company can utilize its strong engineering and manufacturing capabilities. They will also provide the support needed in our efforts to target larger opportunities than in the past. The Company is not obligated to make any comments on its process or progress unless it deems such developments to be significant to warrant additional disclosures.

Morgan Joseph & Co. Inc. is a full service investment banking firm headquartered at 600 Fifth Avenue in New Your City. It has 150 employees and offices in eleven cities dedicated to serving middle market companies. The firm’s primary focus is on providing financial advisory and capital raising services in the U.S., Asia and Europe. Its services include merger and acquisition advice, restructuring advice, private placement and public offerings of debt and equity.

For more information, go to www.morganjoseph.com.

The Eastern Company is a 150-year-old leading manufacturer of vehicular and industrial hardware, locks, metal castings, coin collection and smart card products. It operates from nine locations in the U.S., Canada, Mexico, Taiwan and China. The diversity of the Company’s products enables it to respond to the changing requirements of a broad array of markets.

Forward-Looking Statements: Information in this news release contains statements which reflect the Company’s current expectations regarding its future operating performance and achievements. Actual results may differ due to the many economic uncertainties that affect the Company’s business environment. Further information about the potential factors which could affect the Company’s financial results are included in the Company’s reports and filings with the Securities and Exchange Commission. The Company is not obligated to update or revise the aforementioned statements for those new developments.

Contact:	The Eastern Company
Leonard F. Leganza or John L. Sullivan III
(203) 729-2255

Morgan Joseph & Co. Inc.
Scott Berman
(212) 218-3706